Exhibit 23.1

CONSENT OF RYDER SCOTT COMPANY

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Current Report on Form 8-K of Adams Resources & Energy, Inc. as of August 23, 2010.  We hereby further consent to the inclusion in the Current Report of our report entitled “Adams Resources Exploration Corporation – Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests – SEC Parameters – As of December 31, 2009” and to the inclusion of our report dated August 17, 2010 as an exhibit to the Current Report.

                             /s/ Ryder Scott Company, L.P.

                            RYDER SCOTT COMPANY, L.P.
                            TBPE Firm Registration  No. F-1580
Houston, Texas
August 23, 2010

                                                                      Exhibit                                                        23.1